December 23, 2024

TuHURA Biosciences, Inc.

10500 University Center Dr., Suite 110

Tampa, Florida 33612

Re: TuHURA Biosciences, Inc. 2024 Equity Incentive Plan and 2019 Amended and Restated Equity Incentive Plan

Ladies and Gentlemen:

We have acted as counsel for TuHURA Biosciences, Inc., a Nevada corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to (i) 11,000,000 shares of common stock, par value $0.001 per share, of the Company, (the “Shares”) that may be issued pursuant to the TuHURA Biosciences, Inc. 2024 Equity Incentive Plan (the “2024 Plan”) and (ii) 3,269,825 Shares that may be issued pursuant to the Company’s 2019 Amended & Restated Equity Incentive Plan (the “2019 Plan” and together with the 2024 Plan the “Plans”).

In connection with our representation, we have examined: (i) the Plans; (ii) the Registration Statement; (iii) Articles of Incorporation of the Company, as amended to date; (iv) the Amended and Restated By-laws of the Company; (v) resolutions of the Board of Directors of the Company relating to the Plans and the issuance of the Shares thereunder; and (vi) such other documents and records as we have deemed necessary to enable us to render this opinion. In our examination of the above-referenced documents, we have assumed the genuineness of all manual and electronic signatures, the authenticity of all documents, certificates, and instruments submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. We have also assumed the due execution and delivery of all documents where due execution and delivery are prerequisite to the effectiveness thereof.

The opinions expressed herein are limited in all respects to the federal laws of the United States of America and the applicable provisions of Title 7 of the Nevada Revised Statutes, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect which such laws may have on the opinions expressed herein. This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the prospectus that forms a part thereof, other than as expressly stated herein with respect to the issuance of the Shares.

December 23, 2024

Based upon and subject to the foregoing, we are of the opinion that the Shares covered by the Registration Statement, when issued and paid for pursuant to the terms and conditions of the Plans, and as contemplated by the Registration Statement, will be validly issued, fully paid and nonassessable.

We hereby consent to the use of this opinion letter as an exhibit to the Registration Statement and to the reference to our firm in the Registration Statement. In giving our consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Foley & Lardner LLP

Foley & Lardner LLP